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                                                                     EXHIBIT 9.1

                             VOTING TRUST AGREEMENT


         This VOTING TRUST AGREEMENT (the "Agreement") is made between ROBERT E. MEAD ("Husband") and JUDITH F. MEAD ("Wife") to create a Voting Trust of their shares of SILVERLEAF RESORTS, INC, a Texas corporation (the "Company.")


                                    ARTICLE 1
                   CONSIDERATION, PURPOSE OF TRUST AND SHARES

         Section 1.01. Consideration. Husband and Wife enter into this Voting Trust Agreement in consideration of their mutual promises.

         Section 1.02. Purpose of Trust. Husband and Wife enter into this Voting Trust Agreement for the purpose of ensuring the concentration of the vote of the shares represented under this Agreement into a clear and definite policy of management under the discretion of the Voting Trustee. Husband and Wife agree that such concentration is in their respective best interests.

         Section 1.03. Shares. The initial shares of the Company that shall be held in this Voting Trust consist of 7,250,100 shares of the Company's common stock, as represented by those certificates or accounts more particularly described in Exhibit "A" attached hereto (the "Shares"). Any reference herein to Shares of the Company shall also be deemed to include any additional shares of the Company that become subject to this Agreement and to any shares of any successor company to the Company.


                                   ARTICLE II
                                     TRUSTEE

         Section 2.01. Trustee. The initial Trustee of this Voting Trust shall be Husband. In the event Husband fails, refuses or ceases to serve as Trustee, Husband and Wife appoint JAMES B. FRANCIS, JR. as the successor Trustee of this Voting Trust. In the further event that JAMES B. FRANCIS, JR. or any subsequent successor Trustee fails, refuses or ceases to serve as Trustee, a successor Trustee(s) shall be elected by a majority vote of the Voting Trust Certificate Holders.

         Section 2.02. Death of Trustee. The rights and duties of any Trustee shall terminate on the Trustee's death, and no interest in any of the property owned or held by the Voting Trust nor any of the rights or duties of the Trustee may be transferred by will, devise, succession, or in any manner except as provided in this Agreement. The heirs, administrators, and executors of the Trustee shall, however, have the right and duty to convey any property held by the Trustee to the successor Trustee(s).

         Section 2.03. Resignation. Any Trustee may resign as Trustee of the Voting Trust by giving written notice of the Trustee's resignation to the remaining Trustees, if any, or if none, to








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the Voting Trust Certificate Holders. When a Trustee resigns, the successor
Trustee(s) may settle any account or transaction with the resigning Trustee.

         Section 2.04. Removal. Any Trustee may be removed only by a vote or the written consent of two-thirds (2/3rds) in interest of the Voting Trust Certificate Holders. A Voting Trust Certificate Holder shall be entitled to vote even though the Voting Trust Certificate Holder may also be the Trustee who is the subject of the vote or consent proposing removal.


                                   ARTICLE III
                        POSSESSION AND TRANSFER OF SHARES
                            ISSUANCE AND TRANSFER OF
                            VOTING TRUST CERTIFICATES

         Section 3.01. Possession of Shares. On the execution of this Agreement, Husband and Wife shall take all steps necessary to transfer record title to the Shares of the Company owned by Husband and Wife into the name of Husband, as Trustee. All Shares shall remain in the actual or constructive possession of the Trustee during the term of this Voting Trust.

         Section 3.02. Transfer of Shares to Trustee. All existing certificates or accounts representing Shares of the Company shall be surrendered to the Company's transfer agent and cancelled. New certificates shall be issued in the name of the Trustee. The new share certificates representing Shares shall state that they are issued pursuant to this Agreement. That fact shall also be noted by the transfer agent in the Company's stock transfer records in the entry of the Trustee's ownership of the shares.

         Section 3.03. Transfer of Shares to Successor Trustee. Notwithstanding any changes in the identity of the Trustee, the certificates for Shares standing in the name of the Trustee may be endorsed and transferred by any successor Trustee or Trustees with the same effect as if endorsed and transferred by the Trustee who has ceased to act. The Trustee is authorized and empowered to cause any further transfer of the Shares that may be necessary because of any change of persons holding the office of Trustee.

         Section 3.04. No Sale of Shares. Despite the provisions of Section 3.01, the Trustee has no authority to sell or otherwise dispose of or encumber any of the Shares deposited pursuant to the provisions of this Agreement, except as provided in Section 4.01.

         Section 3.05. Voting Trust Certificates. When the Trustee receives title to the Shares, the Trustee shall hold the Shares subject to the terms of this Agreement, and the Trustee shall also issue and deliver Voting Trust Certificates to Husband, in substantially the form of Exhibit B, attached to this Agreement. Any subsequent Voting Trust Certificates issued by the Trustee shall also be substantially in the same form.

         Section 3.06. Fractional Trust Certificates. If an interest in this Voting Trust that is owned by any Voting Trust Certificate Holder cannot be fully represented by Whole Voting Trust Certificates, the Trustee may issue Fractional Share Voting Trust Certificates, scrip, or









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other evidence of ownership of the fractional part of one Trust Certificate that in the Trustee's discretion properly indicates ownership of the fractional interest. When such an issue is made, the fractional interest shall not under any circumstances have any greater rights or lesser liabilities than any other Trust Certificate.

         Section 3.07. Transfer of Voting Trust Certificates. The Voting Trust Certificates shall be transferable only as provided in the Certificates and in this Agreement, and on payment of any charges payable at the time of transfer. All transfers shall be recorded in the Certificate Record Book maintained by the Trustee. Any transfer made of any Voting Trust Certificate shall vest in the transferee all rights of the transferor and shall subject the transferee to the same limitations as those imposed on the transferor by the terms of the Voting Trust Certificate and by this Agreement. The Trustee shall deliver Voting Trust Certificates to the transferee for the number of shares represented by the Voting Trust Certificate so transferred.

         Section 3.08. Proof of Ownership. The Trustee shall not be required to recognize any transfer of a Voting Trust Certificate not made in accordance with the provisions of this Agreement unless the persons claiming ownership have produced indicia of title satisfactory to the Trustee, and shall have deposited with the Trustee indemnity satisfactory to the Trustee.

         Section 3.09. Holder of Certificate as Owner. The Trustee may treat the Voting Trust Certificate Holders as the absolute owners and holders of the Voting Trust Certificates and as having all of the rights and interests represented by them for all purposes, and the Trustee shall not be bound or affected by any notice to the contrary.

         Section 3.10. Replacement of Certificates. If a Voting Trust Certificate becomes mutilated or is destroyed, stolen, or lost, the Trustee, in the Trustee's discretion, may issue a new Voting Trust Certificate of like tenor and denomination in exchange and substitution for and on cancellation of the mutilated Voting Trust Certificate, or in substitution for the Certificate so destroyed, stolen, or lost. The applicant for a substituted Voting Trust Certificate shall furnish to the Trustee evidence of the destruction, theft, or loss of the Certificate satisfactory to the Trustee in the Trustee's discretion. The applicant shall also furnish indemnity satisfactory to the Trustee.


                                   ARTICLE IV
                          VOTING AND ACTION BY TRUSTEE

         Section 4.01. Voting of Shares and Distributions. While the Trustee holds shares pursuant to the provisions of this Agreement, the Trustee shall possess and in the Trustee's unrestricted discretion shall be entitled to exercise in person or by the Trustee's nominees, agents, attorneys-in-fact, or proxies all rights and powers of an absolute owner, and to sell or pledge all or any part of the Shares upon such terms and conditions as the Trustee shall determine in the Trustee's discretion and to distribute the sales proceeds or any proceeds from any loan secured by the Shares to the Voting Trust Certificate Holders, and to vote, assent, or consent with respect to those rights and powers and to take part in and consent to any corporate or shareholders' actions, including but not limited to any vote in favor of the sale, mortgage, or pledge of all or substantially all of the assets of the Company or for any change in the capital









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structure or the powers of the Company or in connection with a merger, consolidation, reorganization, or dissolution. No person other than the Trustee shall have any voting rights in respect to the shares so long as this Agreement is in effect and the shares are registered in the name of the Trustee. Additionally, the Trustee shall be entitled to receive dividends and other distributions on the shares, subject to the provisions of Section 5.01 of this Agreement.

         Section 4.02. Voting in Interest of Company. In voting the Shares or in doing any act regarding the control or management of the Company or its affairs, as holder of Shares deposited pursuant to this Agreement, the Trustee shall exercise the Trustee's best judgment in the interest of the Company to the end that its affairs shall be properly managed, but the Trustee assumes no responsibility regarding management or any action taken by them or taken by the Company in pursuance of the Trustee's consent to it as a shareholder or in pursuance of the Trustee's vote so cast.

         Section 4.03. Majority Action of Trustee. If more than one Trustee is serving under this Agreement, all action to be taken on any question arising between the Trustees, except as otherwise expressly provided in this Agreement, shall from time to time be determined by the vote or agreement of the majority of the Trustees then in office, either at a meeting of the Trustees or, with or without a meeting, by a writing signed by the majority. The Trustees may provide for the authentication of evidence of any action taken by them. Any Trustee may vote in person or by proxy given to any other Trustee.

         Section 4.04. Meeting With Certificate Holders. If any question arises on which the Trustee desires the opinion of the Voting Trust Certificate Holders, the Trustee may call a meeting for this purpose. At the meeting, the owners of two-thirds ( 2/3rds ), or more, in interest of the Voting Trust Certificates may determine by vote or their written consent the manner in which they desire the Trustee to act, and the Trustee shall be bound to act in the manner designated. The Trustee shall not be called upon or expected to take any action as a result of this meeting unless and until the Trustee has been fully indemnified against all loss, damage, claim, or injury to which the Trustee might be subjected, either by reason of the Trustee's action or by reason of the Trustee's position as Trustee under this Agreement.

         Section 4.05. Trustee's Relationship With Company. Any Trustee, the Trustee's employees or agents, and any firm, corporation, trust, or association of which the Trustee may be a trustee, stockholder, director, officer, member, agent, or employee may contract with or be or become pecuniary interested, directly or indirectly, in any matter or transaction to which the Company or any subsidiary or controlled or affiliated corporation may be a party or in which it may be concerned, as fully and freely as though the Trustee were not a Trustee pursuant to this Agreement. The Trustee, the Trustee's employees or agents may act as directors, officers or employees of the Company or of any subsidiary or controlled or affiliated corporation.

         Section 4.06. Compensation of Trustees. Husband shall serve as Trustee without compensation. Any successor Trustee(s) shall be entitled to reasonable compensation, taking into account the nature and extent of their duties.



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         Section 4.07. Expenses. The Trustee is expressly authorized to incur and pay those reasonable charges and expenses that the Trustee may deem necessary and proper for administering this Agreement. The Voting Trust Certificate Holders agree to reimburse and indemnify the Trustee for all claims, expenses, and liabilities incurred by the Trustee in connection with the discharge of the Trustee's duties under this Agreement. Any such claims, expenses, or liabilities shall be charged to the Voting Trust Certificate Holders in proportion to the number of shares represented by the Voting Trust Certificates held by each and may be deducted from dividends or other distributions to them, or may be made a charge payable as a condition to the delivery of shares in exchange for Voting Trust Certificates, and the Trustee shall be entitled to a lien for this charge on the shares, funds, or other property in the Trustee's possession.

         Section 4.08. Trustee's Liability. No Trustee shall be liable for acts or defaults of any other Trustee or for acts or defaults of an agent of any other Trustee. The Trustee shall be free from liability in acting upon any paper, document, or signature believed by Trustee to be genuine and to have been signed by the proper party. The Trustee shall not be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law, nor for anything that the Trustee may do or refrain from doing in good faith, nor generally shall the Trustee have any accountability pursuant to this Agreement, except that the Trustee shall be liable for the Trustee's own willful default or gross negligence. The Trustee may be advised by legal counsel, and any action under this Agreement taken or suffered in good faith by Trustee in accordance with the opinion of counsel shall be conclusive on the parties to this Agreement, and the Trustee shall be fully protected and be subject to no liability in respect to any action taken or suffered under this Agreement.


                                    ARTICLE V
                   DIVIDEND, DISTRIBUTION, SUBSCRIPTION RIGHTS
                             OF CERTIFICATE HOLDERS

         Section 5.01. Cash Dividends. Each Voting Trust Certificate Holder shall be entitled to receive from time to time payments equal to the amount of cash dividends, if any, collected or received by the Trustee on the shares in regard to which Voting Trust Certificates were issued, less the deductions provided for in Section 5.05. These payments shall be made as soon as practicable after the receipt of the dividends to the Voting Trust Certificate Holders at the close of business on the record date determined pursuant to the provisions of Section 5.06. Instead of receiving cash dividends and paying them to the Voting Trust Certificate Holders, the Trustee may instruct the Company in writing to pay the dividends directly to the Voting Trust Certificate Holders. When these instructions are given to the Company, all liability of the Trustee with regard to the dividends shall cease, until the instructions are revoked. The Trustee may at any time revoke the instructions and by written notice to the Company direct it to make dividend payments to the Trustee.

         Section 5.02. Share Dividends. If the Trustee receives as a dividend or other distribution on any Shares held by the Trustee under this Agreement any additional shares of the Company, the Trustee shall hold them subject to this Agreement for the benefit of the Voting





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Trust Certificate Holders in proportion to their respective interests, and the shares shall become subject to all of the terms and conditions of this Agreement to the same extent as if they were originally deposited under it. The Trustee shall issue Voting Trust Certificates in respect of these shares to the Voting Trust Certificate Holders of record at the close of business on the record date determined pursuant to the provisions of Section 5.06.

         Section 5.03. Distributions on Liquidation. In the event of the dissolution or total or partial liquidation of the Company, the Trustee shall receive the moneys, securities, rights, or property to which the Trustee as a Shareholder of the Company is entitled, and shall distribute it among the Voting Trust Certificate Holders in proportion to their interests, as shown by the books of the Trustee.

         Section 5.04. Other Distributions to Shareholders. If at any time during the continuation of this Agreement the Trustee shall receive or collect any moneys (other than in payment of cash dividends) through a distribution by the Company to its shareholders or shall receive any property (other than shares of stock of the Company) through a distribution by the Company to its shareholders, the Trustee shall distribute the moneys or property to the Voting Trust Certificate Holders registered as such at the close of business on the record date determined pursuant to the provisions of Section 5.06. The Trustee may withhold from the distribution the deductions provided for in Section 5.05.

         Section 5.05. Deductions for Distributions. There shall be deducted and withheld from every distribution of every kind under this Agreement any taxes, assessments, or other charges that may be required by law to be deducted or withheld, as well as expenses and charges incurred pursuant to Section 4.07, to the extent that the expenses and charges remain unpaid or unreimbursed.

         Section 5.06. Record Date for Distributions. The Trustee may, if the Trustee deems it advisable, fix a date not exceeding twenty (20) days preceding any date for the payment or distribution of dividends or for the distribution of assets or rights as a record date for the determination of the Voting Trust Certificate Holders entitled to receive the payment or distribution, and the Voting Trust Certificate Holders of record on that date shall be exclusively entitled to participate in the payments or distributions. If the Trustee fails to fix a record date, the date three (3) days prior to the date of payment or distribution of dividends or the distribution of assets or rights shall constitute the record date for the determination of the Voting Trust Certificate Holders entitled to receive the payment or distribution.

         Section 5.07. Subscription Rights. If the Trustee shall receive notice of an offer by the Company of additional securities for subscription, the Trustee shall promptly mail a copy of the notice to the Voting Trust Certificate Holders of record. On receipt by the Trustee, at least ten (10) days prior to the last date fixed by the Company for subscription, of a request from a Voting Trust Certificate Holder to be subscribed in his or her behalf, accompanied by the sum of money required to be paid for the securities, the Trustee shall make the subscription and payment on behalf of the Voting Trust Certificate Holder. On receiving from the Company the certificate for the securities subscribed for, the Trustee shall issue to the Voting Trust Certificate Holder a








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Voting Trust Certificate in respect of those securities if the securities are shares; if they are securities other than shares, the Trustee shall deliver them to the Voting Trust Certificate Holder.


                                   ARTICLE VI
                                BOOKS AND RECORDS

         Section 6.01. Record of Shares. The Trustee shall maintain a record of all share certificates of the Company that are transferred to the Trustee, indicating the name in which the stock was held, the date of issuance of the stock, the class and series of the stock, the number of shares, and the number of the certificates representing those shares. The Trustee shall also maintain a record of the date on which he or she received any shares or share certificates and the date on which they were delivered to the Company for transfer to the Trustee, and shall obtain a receipt for any certificates so delivered. The Trustee shall receive and hold the new share certificates issued by the Company in the name of the Trustee and shall maintain a record indicating the date of issuance of the certificates, the date of receipt of the certificates, and the place in which the Trustee is holding the certificates.

         Section 6.02. Record of Trust Certificates. The Trustee shall maintain a record showing the names and addresses of the Voting Trust Certificate Holders. The record shall show the number of Certificates held by each person. The record shall show the dates on which the Voting Trust Certificates were issued, canceled, transferred, or replaced. The record shall be known as the Certificate Record Book and shall be open to inspection by any of the parties to this Agreement or their successors at any reasonable time. The first Voting Trust Certificate Holders to appear in the Certificate Record Book shall be the parties to this Agreement to whom Voting Trust Certificates are to be issued. The record shall show any subsequent transfer, assignment, pledge, attachment, execution, and any other matter affecting the title to the Voting Trust Certificates that comes to the attention of the Trustee. Any documents purporting to affect the title of the Voting Trust Certificates shall also be kept in the Certificate Record Book, together with a sample copy of the Voting Trust Certificate. The Certificate Record Book may be closed from time to time by the Trustee for a period not to exceed twenty (20) days. Notice of the closing shall be given to all parties to this Agreement at least five (5) days prior to the closing. The closing of the Certificate Record Book shall not affect the right to inspection.

         Section 6.03. Books of Accounts. The Trustee shall maintain a Book of Accounts. In addition to other matters that the Trustee may insert in the record, the record shall show all sums of money received by the Trustee, all disbursements made by the Trustee, and all obligations incurred by the Trustee that are unpaid. Information concerning these accounts shall be posted at least quarterly.

         Section 6.04. Inspection of Records. The parties to this Agreement shall deposit a counterpart of this Agreement with the Company at its registered office, and the Agreement shall be subject to the same right of examination by a Shareholder of the Company, in person or by agent or attorney, as are the books and records of the Company.




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                                   ARTICLE VII
                                  TERM OF TRUST

         Section 7.01. Irrevocability of Trust. The trust created by this Agreement is expressly declared to be irrevocable, except as otherwise provided in Section 7.02 of this Agreement.

         Section 7.02. Termination. This Agreement shall terminate only upon the first to occur of the following: (i) the death of the survivor of Husband and Wife; (ii) when the Voting Trust ceases to hold at least five percent (5%) of the issued and outstanding shares of the Company or any successor company; and
(iii) the vote or written consent of two-thirds (2/3rds) in interest of the Voting Trust Certificate Holders, without any other action by the Trustee or any other parties.

         Section 7.03. Return of Share Certificates After Termination. Within thirty (30) days after the termination of this Agreement, the Trustee shall deliver to the Voting Trust Certificate Holders, share certificates representing the number of shares in respect of which the Voting Trust Certificates were issued on the surrender of the Voting Trust Certificates properly endorsed and on payment by the persons entitled to receive the share certificates of a sum sufficient to cover any governmental charge on the transfer or delivery of the share certificates.

         Section 7.04. Final Accounting. Within ninety (90) days after termination of this Trust, the Trustee shall render a final accounting to the Voting Trust Certificate Holders and to the Company and shall distribute any funds or other assets held by them to the parties entitled to them.


                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.01. Place of Performance. This Agreement is made, executed, and entered into in Dallas, Dallas County, Texas, and it is mutually agreed that the performance of all parts of this Agreement shall be made in Dallas, Dallas County, Texas.

         Section 8.02. Governing Law. This Agreement is intended by the parties to be governed and construed in accordance with the laws of the State of Texas.

         Section 8.03. Severability of Provisions. This Agreement shall not be severable or divisible in any way, but it is specifically agreed that, if any provision should be invalid, the invalidity shall not affect the validity of the remainder of the Agreement.

         Section 8.04. Construction by Trustee. The Trustee is authorized and empowered to construe this Agreement. The Trustee's reasonable construction made in good faith shall be conclusive and binding on the Voting Trust Certificate Holders and on all parties to this Agreement.

         Section 8.05. Notice to Trustee. Any notice to be given to the Trustee under this Agreement shall be sufficiently given if mailed to the Trustee at 1221 Riverbend, Suite 120,






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Dallas, Texas 75247 or at such other address as the Trustee may from time to time designate by written notice given to the Voting Trust Certificate Holders.

         Section 8.06. Notice to Voting Trust Certificate Holders. Any notice to be given to a Voting Trust Certificate Holder shall be sufficiently given if mailed, postage prepaid, to him or her at the address of the Voting Trust Certificate Holder appearing in the Certificate Book to be maintained by the Trustee. Every notice so given shall be effective whether or not received, and notice shall for all purposes be deemed to have been given on the date of its mailing.

         Section 8.07. Notice and Reports From Company. This Agreement does not affect the Voting Trust Certificate Holder's right to:

                  (a)    Receive from the Company, the Company's annual report.

                  (b) Receive from the Company notice of each annual and special meeting of shareholders in the same manner and at the same time as if the Voting Trust Certificate Holder were a shareholder.

                  (c) Inspect the books and records of the Company at all reasonable times.

         Section 8.08. Meetings of Voting Trust Certificate Holders. A meeting of the Voting Trust Certificate Holders may be called by the Trustee at any time on seven (7) days' notice. The notice shall contain a statement of the matters to be discussed at the meeting. At any meeting, a quorum, consisting of at least fifty percent (50%) in interest of the Voting Trust Certificate Holders in this Voting Trust, must be present before a vote shall be taken on any matter before the meeting, unless otherwise expressly provided in this Agreement. Each Voting Trust Certificate Holder may vote at any meeting in person or by proxy. Each Voting Trust Certificate Holder shall have one vote for each share represented by his or her Voting Trust Certificate. Action may be taken on any of the matters covered in this Agreement by the written consent of all of the parties who could have taken any action at a meeting.

         Section 8.09. Execution of Counterparts. This Agreement and any amendment may be executed in any number of counterparts, with the same effect as if all parties had signed the same document

         Section 8.10. Amendment of Agreement. If the Trustee deems it advisable at any time to amend this Agreement, the Trustee shall call a special meeting of Voting Trust Certificate Holders for that purpose. At the meeting, the Trustee must submit the amendment to the Voting Trust Certificate Holders of the then outstanding Voting Trust Certificates for their approval. Notice of the time and place of the meeting shall be given in the manner provided in Section 8.08 and shall contain a copy of the proposed amendment. If, at the meeting, the proposed amendment is approved by the affirmative vote or written consent of Voting Trust Certificate Holders representing two-thirds (2/3rds) of the shares held by the Trust, the proposed amendment so approved shall become a part of this Agreement as if originally incorporated in it.



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         Section 8.11. Advice of Counsel. Each of the parties agrees and represents that he or she has been represented by his or her own counsel with regard to the execution of this Agreement.

         Section 8.12. Share Certificates. Each share certificate representing shares held by the Trustee under this Agreement shall contain a statement that the shares represented by the certificate are subject to the provisions of a Voting Trust Agreement and shall contain a statement that a counterpart of the Voting Trust Agreement has been deposited with the Company at its registered office.

         Section 8.13. Effective Date. This Agreement is executed on the dates set opposite the signatures below, but shall be effective as of the __1st________day of __November______, 1999.



         November 1                 ,1999     /s/ Robert E. Mead
-----------------------------------           ----------------------------------
                                              Robert E. Mead



         November 1                 ,1999     /s/ Judith F. Mead
-----------------------------------           ----------------------------------
                                              Judith F. Mead





Description of Exhibits:

Exhibit A--Description of Share Certificates or Accounts Representing Shares Exhibit B--Form of Voting Trust Certificate



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